Exhibit 99.1

URBAN ONE ENTERS INTO EXCHANGE AGREEMENT WITH ENTERCOM THAT WILL EXPAND URBAN ONE’S REACH INTO THE GENERAL MARKET IN CHARLOTTE, NORTH CAROLINA

SILVER SPRING, MD. – November 6, 2020 – Urban One, Inc. (NASDAQ: UONEK; UONE) today announced it had signed a definitive asset exchange agreement with Entercom Communications Corp. (NYSE:  ETM) where Urban One will receive Charlotte stations:  WLNK-FM (Adult Contemporary); WBT-AM & FM (News Talk Radio); and WFNZ-AM & 102.5 FM Translator (Sports Radio).  As part of the transaction, Urban One will transfer three radio stations to Entercom: St. Louis, WHHL-FM (Urban Contemporary); Philadelphia, WPHI-FM (Urban Contemporary); and Washington, DC, WTEM-AM (flagship station of the Washington Football Team); as well as the intellectual property its St. Louis radio station, WFUN-FM (Adult Urban Contemporary).  Urban One, Inc. (www.urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The deal is subject to Federal Communications Commission (“FCC”) approval and other customary closing conditions.  It is expected to close in the first quarter of 2021.

“By adding three best in class general market formats (Adult Contemporary, Sports, News and Talk) to our existing cluster of stations (WPZS-FM, WOSF-FM, and WQNC-FM) that super-serve the Black and Urban consumer, Urban One will be a dominant player across all segments of the growing Charlotte market.  The ability to build scale with a complete market offering in multiple genres is what makes this deal so exciting,” said Alfred Liggins, President and CEO, Urban One.  “Rationalizing our portfolio of radio stations in this manner also helps us continue our strategy of de-leveraging the business.”

Entercom will continue to carry some of Reach Media’s syndicated programming, including The Morning Hustle, R&B with Al B. Sure, and The Rickey Smiley Morning Show, allowing Urban One to continue to connect with its St. Louis listeners.  Urban One and Entercom will begin operating the stations on November 23, 2020, under a Local Marketing Agreement.

About Urban One, Inc.

Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series, and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. CLEO TV (mycleo.tv), a lifestyle and entertainment network targeting Millennial and Gen X women of color that launched in January 2019, is wholly owned by TV One, LLC, a brand of Urban One, Inc. As one of the nation’s largest radio broadcasting companies, Urban One currently owns and/or operates 59 broadcast stations (including HD stations we operate) branded under the tradename “Radio One” in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Rickey Smiley Morning Show, the Russ Parr Morning Show, and the DL Hughley Show. In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly-owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired, and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George’s County, Maryland. We provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences through our national multi-media operations.

Contact:  Peter D. Thompson
                (301) 429-4638
               pthompson@Urban1.com